Exhibit 99.1

Footnote 2 to Form 4:

Crestview Radio Investors, LLC directly beneficially owns 60,635,311 shares of Class A Common Stock and 7,776,498 warrants of the Issuer. Each of Crestview Partners II, L.P., Crestview Partners II (TE), L.P., Crestview Partners II (FF), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the “Crestview Funds”) and Crestview Partners II GP, L.P. may be deemed to have beneficial ownership of the 60,635,311 shares of Class A Common Stock and 7,776,498 warrants directly owned by Crestview Radio Investors, LLC. Crestview Partners II GP, L.P. is the general partner of the Crestview Funds, each of which is a member of Crestview Radio Investors, LLC. The reporting person provides investment advisory and management services to the Crestview Funds. The reporting person disclaims beneficial ownership of all of the foregoing securities except to the extent of its pecuniary interest therein.